EXECUTION COPY

Exhibit 4.11

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated June 2, 2005, is by and among PSi Technologies Holdings, Inc., a corporation organized and existing under the laws of the Philippines (“Holdings”), PSi Technologies, Inc., a corporation organized and existing under the laws of the Philippines and the principal operating subsidiary of Holdings (the “Company”), and Merrill Lynch Global Emerging Markets Partners, LLC, a limited liability company organized and existing under the laws of the State of Delaware, USA (“MLGEMP” or the “Purchaser”).

WHEREAS:

The authorized capital of Holdings is Sixty-One Million Seven Hundred Sixty-Three Thousand and Five Hundred Pesos ((Peso)61,763,500.00) divided into Thirty-Seven Million Fifty Eight Thousand and One Hundred (37,058,100) shares of common stock with a par value of one peso and two-thirds centavos ((Peso)1 2/3) per share;

As of even date, 13,289,525 shares of common stock of Holdings have been issued and are outstanding;

The Company desires to sell, and MLGEMP desires to buy, USD$7 million aggregate principal amount of 10.00% Exchangeable Senior Subordinated Notes due 2009 (the “Notes”), a form of which is attached hereto as Exhibit A; and

In connection with and by virtue of the purchase of the Notes by MLGEMP and the sale of the Notes by the Company, which redounds to the derivative benefit of Holdings, MLGEMP, Holdings and the Company will enter into the Exchange Agreement;

NOW, THEREFORE, for and in consideration of the foregoing premises and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

Section 1. Definitions and Interpretation

1.1 Unless otherwise defined herein, the following terms used in this Agreement shall have the meanings specified below:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Law” means, with respect to any Person, any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, award, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in effect as of the date hereof and applicable to such Person or its subsidiaries or their respective assets.

“BSP” means the Bangko Sentral ng Pilipinas or the central monetary authority of the Philippines or any Governmental Authority of the Philippines which assumes the functions thereof.

“BSRD” means the Bangko Sentral Registration Document issued by the BSP, which allows the holder to source foreign exchange from the Philippine banking system.

“Closing Date” shall have the meaning set forth in Section 3.1.

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“Company” shall have the meaning set forth in the Preamble.

“Company Board Approval” shall have the meaning set forth in Section 5.5(a).

“Consolidated Financial Statement” means the audited consolidated balance sheet of Holdings for the fiscal year ended December 31, 2004 and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position, together with the related notes and schedules thereto, accompanied by the reports of accountants.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by Holdings and the Company to the Purchaser in connection with this Agreement.

“Encumbrance” means any lien, mortgage, pledge, collateral assignment, security interest, hypothecation or other encumbrance other than as established by, under or in connection with the terms of this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, or the transactions contemplated thereby.

“Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended.

“Exchange Agreement” means the Exchange Agreement to be entered into by and among the Purchaser, the Company and Holdings, substantially in the form of Exhibit B hereto.

“Exchange Notice” shall have the meaning specified in the Exchange Agreement.

“FCPA” shall have the meaning set forth in Section 4.1(o).

“Final Order” means action taken by the relevant regulatory authority relating to this Agreement or the transactions contemplated hereby that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

“Form 20-F” means the Form 20-F for the fiscal year ended December 31, 2003 filed by Holdings with the US SEC on June 30, 2004.

“Governmental Approval” shall mean any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority.

“Governmental Authority” shall mean any government or political subdivision thereof, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body having jurisdiction over the matter or matters in question.

“Holdings” shall have the meaning set forth in the Preamble.

“Holdings Board Approval” shall have the meaning set forth in Section 5.5(b).

“Indemnified Party” shall have the meaning set forth in Section 6.1.

“Losses” shall have the meaning set forth in Section 6.1.

“Mandatory Issuance Rights” shall have the meaning specified in the Exchange Agreement.

“Material Adverse Effect” means, with respect to any Person, any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes or effects on such Person and its

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Subsidiaries, is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), results of operations or the financial condition of such Person and its Subsidiaries, taken as a whole.

“MLGEMP” or “Purchaser” shall have the meaning set forth in the Preamble.

“NASDAQ” means the Nasdaq SmallCap Market.

“Note Assignment” shall have the meaning specified in the Exchange Agreement.

“Notes” shall have the meaning set forth in the Recitals.

“Notes BSRD” shall have the meaning set forth in Section 4.1(g).

“Organizational Documents” shall mean, with respect to any Person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“PHP” or “Pesos” or the sign “(Peso)” shall mean the lawful currency of the Republic of the Philippines.

“Philippine SEC” means the Securities and Exchange Commission of the Philippines.

“Previous Exchange Agreement” means the Exchange Agreement dated July 3, 2003 entered into by and among the Purchaser, the Company and Holdings.

“Purchase Price” shall have the meaning set forth in Section 2.1(a).

“Reports” has the meaning set forth in Section 4.1(j).

“Securities Act” means the Securities Act of 1933 of the United States, as amended.

“Securities Regulation Code” means the Securities Regulation Code of the Philippines.

“Shares” means the shares of common stock of Holdings.

“Shares BSRD” shall have the meaning set forth in Section 4.1(g).

“Subscription Agreement” shall have the meaning specified in the Exchange Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof.

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“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

“Tax Returns” shall have the meaning set forth in Section 4.1(p).

“Transaction Expenses” has the meaning set forth in Section 7.1.

“US GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“US SEC” means the Securities and Exchange Commission of the United States of America.

1.2 The words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning in the plural and vice versa.

1.3 References herein to Sections are to Sections of this Agreement. The titles of the Sections and paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 2. Purchase of Notes

2.1 Purchase and Payment.

(a) The Company hereby agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, USD$7 million aggregate principal amount of the Notes, for an aggregate price of USD$7 million (the “Purchase Price”).

(b) On the Closing Date (as defined in Section 3.1 hereof), the Purchaser will pay for the Notes in accordance with Section 3.2 hereof.

Section 3. Closing

3.1 The closing of the transactions contemplated hereby shall take place at the offices of Holdings located at FTI Complex, Electronics Avenue, Taguig City, Metro Manila, Philippines, as soon as practicable following the satisfaction or waiver of all of the conditions set forth in Sections 3.3 and 3.4 hereof, but in no event later than June 2, 2005 (or on such other date as shall be mutually agreed upon by the parties in writing). The time and date upon which the closing occurs is herein called the “Closing Date”.

3.2 At the closing, (a) the Purchaser shall deliver to the Company the Purchase Price for the Notes by interbank transfer of immediately available funds per the following wiring instructions:

JP MORGAN CHASE BANK

New York

SWIFT ID: CHASUS33

VIA CHIPS UID 373362

In favor of:

Raiffeisen Zentralbank Oesterreich AG

Singapore

Swift ID: RZBASGSG

Account Number: 001-1-019015

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FOR FURTHER CREDIT TO:

PSi Technologies, Inc.

Account #: 600668-USD-4341-22

and such documents as may be required to be delivered in accordance with Section 3.4 below and (b) the Company shall deliver to the Purchaser the Notes and such documents as may be required to be delivered in accordance with Section 3.3 below.

3.3 The obligation of the Purchaser to purchase and pay for the Notes shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of Holdings and the Company contained in this Agreement shall be (without regard to any materiality qualifiers contained therein) true and correct in all respects on and as of the Closing Date, unless the failure of such representations and warranties to be so true and correct has not had or is not reasonably likely to have a Material Adverse Effect on Holdings or the Company and the covenants and agreements contained in this Agreement to be complied with by Holdings and the Company on or before the Closing Date shall have been complied with in all material respects, and the Purchaser shall have received a certificate of each of Holdings and the Company to such effect signed by a duly authorized officer thereof;

(b) Certificate from BSP. The Company shall have received a letter of approval from the BSP approving the issuance of the Notes by the Company;

(c) Notice to the Philippine SEC. Prior to the Closing Date, the Company shall have notified the Philippine SEC of its exemption from the registration requirements under the Securities Regulation Code with respect to the issuance of the Notes by the Company;

(d) Exchange Agreement. Each of Holdings and the Company shall have executed and delivered to the Purchaser the Exchange Agreement;

(e) No Events. There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Authority which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement;

(f) No Proceeding or Litigation by any Governmental Authority. Except as set forth on Section 3.3(f) of the Disclosure Schedule, there shall not have been any action, suit, investigation or proceeding by any Governmental Authority pending, or to the best of its knowledge, threatened against or affecting Holdings or any of its Subsidiaries, any of its properties, revenues or assets, or this Agreement;

(g) No Proceeding or Litigation by a Third Party. Except as set forth on Section 3.3(g) of the Disclosure Schedule, there shall not have been any action, suit, investigation or proceeding by any third party before any court, administrative agency or other Governmental Authority pending or, to the best of its knowledge, threatened against or affecting Holdings or any of its Subsidiaries, any of their properties, revenues or assets, or this Agreement, which could reasonably be expected to have a Material Adverse Effect on the Company;

(h) Board Resolutions. Each of Holdings and the Company shall have delivered to the Purchaser the resolutions of the Board of Directors, certified by the Corporate Secretary of Holdings and the Company, as the case may be, authorizing Holdings or the Company, as the case may be, to enter into this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, and to consummate all the transactions contemplated by this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, and in the case of Holdings, authorizing Holdings to reserve and issue the Shares issuable pursuant to the terms of the Exchange Agreement out of its authorized capital; and

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(i) Opinions of Counsel. The Purchaser shall have received opinions of H.G. Tiu Law Offices and Akin Gump Strauss Hauer & Feld LLP, counsel to Holdings and the Company, addressed to the Purchaser, dated as of the Closing Date and in form and substance reasonably satisfactory to the Purchaser, with respect to matters of Philippine law and the United States law respectively, applicable to this Agreement.

3.4 The obligation of Holdings and the Company to sell the Notes on the Closing Date shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be (without regard to any materiality qualifiers contained therein) true and correct in all respects on and as of the Closing Date, unless the failure of such representations and warranties to be so true and correct has not had or is not reasonably likely to have a Material Adverse Effect on the Purchaser and the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects, and each of Holdings and the Company shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof;

(b) Exchange Agreement. The Purchaser shall have executed and delivered to Holdings and the Company the Exchange Agreement.

Section 4. Representations and Warranties

4.1 Representations and Warranties of Holdings and the Company. As of the date hereof, Holdings and the Company hereby jointly and severally represent and warrant to the Purchaser as follows:

(a) Each of Holdings and the Company is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of the Philippines, and each has all necessary power and authority to enter into this Agreement, the Notes and the Exchange Agreement, as applicable, and the Subscription Agreement and Note Assignment, if applicable, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable.

(b) The authorized capital stock of Holdings consists of 37,058,100 shares of common stock with par value of one Peso and two-thirds centavos per share. As of the date hereof, 13,289,525 shares of common stock of Holdings were issued and outstanding, all of which are validly issued, fully paid and nonassessable. Other than employee stock options to acquire 591,850 Shares and except as set forth in Section 4.1(b) of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issuance of additional shares of common stock by Holdings. Holdings is the owner of 99.99% of the issued and outstanding shares of common stock of the Company. The authorized capital stock of the Company consists of 400,000,000 shares of capital stock consisting of 270,000,000 shares of common stock with par value of one Peso per share and 130,000,000 shares of 12% cumulative convertible non-participating preferred stock with par value of one Peso per share. As of the date hereof, 387,000,000 shares of capital stock of the Company were issued and outstanding consisting of 257,000,000 shares of common stock and 130,000,000 shares of 12% cumulative convertible non-participating preferred stock. Except as set forth on Section 4.1(b) of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issuance of additional shares of capital stock or other equity interests of the Company, or obligating Holdings, the Company or any of their respective Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary of Holdings.

(c) Holdings will reserve such number of Shares as would be required, in the event the Purchaser exercises its rights under the Exchange Agreement and/or the Previous Exchange Agreement, for issuance of Shares upon an exchange of the Notes (including under the Previous Exchange Agreement) or pursuant to the Purchaser’s Mandatory Issuance Rights (including under the Previous Exchange Agreement). Holdings

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will not issue or agree to issue any Shares or options, rights or warrants to purchase Shares or securities convertible into or exchangeable for Shares or take any other action if, after giving effect thereto, the number of Shares remaining unissued and duly reserved for issuance upon exchange of the Notes or pursuant to the Purchaser’s Mandatory Issuance Rights shall be insufficient to permit the issuance of the Shares pursuant to the terms of the Exchange Agreement and the Previous Exchange Agreement.

(d) The execution and delivery of this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, by each of Holdings and the Company, the performance by each of Holdings and the Company of its respective obligations hereunder and thereunder and the consummation by each of Holdings and the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each of Holdings and the Company other than the Company Board Approval and the Holdings Board Approval, and no other proceedings (corporate or otherwise) on the part of each of Holdings and the Company or any other Person are necessary to authorize this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, or to consummate the transactions contemplated hereby and thereby other than as provided by Section 4.1(g).

(e) This Agreement has been, and upon their execution and delivery the Exchange Agreement and the Notes, and the Subscription Agreement and Note Assignment, if applicable, shall be, duly executed and delivered by Holdings and the Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement, the Exchange Agreement and the Notes, and the Subscription Agreement and Note Assignment, if applicable, shall constitute legal, valid and binding obligations of Holdings and the Company, enforceable against Holdings and the Company in accordance with their terms.

(f) The execution, delivery and consummation of this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, do not and will not (i) conflict with, or result in a breach of or default under, any terms or conditions of Holdings’ or the Company’s Organizational Documents; (ii) conflict with or violate any Applicable Laws; (iii) result in the creation of any Encumbrance on the Notes, the Shares issuable upon exchange of the Notes or exercise of the Purchaser’s Mandatory Issuance Rights or the assets of Holdings and the Company; or (iv) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Holdings or the Company is a party.

(g) The execution, delivery and performance of this Agreement by Holdings and the Company, including, without limitation, the issuance and the sale of the Notes and the issuance of the Shares pursuant to the terms of the Exchange Agreement, do not and will not require any consent, approval, authorization, Governmental Approval or other action by, or filing with or notification or payment to, any third party or any Governmental Authority other than (i) receipt of the letter of approval from the BSP approving the issuance of the Notes by the Company (subject to the conditions set forth therein), (ii) notification to the Philippine SEC regarding the exemption from the registration requirements under the Securities Regulation Code with respect to the issuance of the Notes, (iii) receipt of a BSRD from the BSP certifying registration with the BSP of the Notes as a foreign currency loan to allow for the purchase of U.S. dollars from the Philippine banking system (the “Notes BSRD”), (iv) (A) confirmation from the Philippine SEC regarding the exemption from the registration requirements under the Securities Regulation Code with respect to the issuance of the Shares issuable upon exchange of the Notes and approval by the Philippine SEC of the issuance of the Shares issuable upon exchange of the Notes or (B) notification to the Philippine SEC regarding the exemption from the registration requirements under the Securities Regulation Code with respect to the issuance of the Shares pursuant to an exercise of the Purchaser’s Mandatory Issuance Rights, (v) receipt of a BSRD from the BSP certifying registration with the BSP of the Shares issuable pursuant to the terms of the Exchange Agreement to allow for the purchase of U.S. dollars from the Philippine banking system (the “Shares BSRD”), (vi) payment by the Company of the documentary stamp taxes due on the issuance of the Notes, (vii) payment by Holdings of the documentary stamp taxes due on the issuance of the

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Shares issuable upon exchange of the Notes, (viii) payment of filing fees with the Philippine SEC in connection with the confirmatory ruling request to be filed in accordance with clause (iv)(A) above, (ix) filing by the Company of Form 1601F with the Philippine Bureau of Internal Revenue and payment of withholding taxes on the interest on the Notes, (x) payment of Transaction Expenses in accordance with Section 7.1 hereof and (xi) filing by the Company of a tax treaty relief application to avail itself of rates available under the applicable tax treaty.

(h) The Shares issued by Holdings pursuant to the terms of the Exchange Agreement (i) will be, upon issuance, free and clear of any security interests, liens, claims or other Encumbrances, (ii) have been duly and validly authorized by Holdings and upon issuance in accordance with the Exchange Agreement will be duly and validly issued and non-assessable, (iii) will not have been individually or collectively issued or sold in violation of any preemptive or other similar rights of the holders of any securities of Holdings, (iv) will not subject the holders thereof to personal liability by reason of being such holders and (v) will be, upon issuance, registerable with the BSP to allow for the purchase of foreign exchange needed to service the repatriation of dividends, distributions or proceeds from the sale of the Shares to be sourced from the Philippine banking system in accordance with the laws and regulations implemented by the BSP.

(i) There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other Governmental Authority pending or, to the best of knowledge of Holdings or the Company, threatened against Holdings or the Company that would materially affect the execution by Holdings or the Company of, or the performance by Holdings or the Company of their respective obligations under this Agreement or affecting the Shares that would be issued pursuant to the terms of the Exchange Agreement.

(j) Since January 1, 2001, Holdings has made all the requisite filings (the “Reports”), under the Securities Act and the Exchange Act with the US SEC, including all forms, statements, reports, written agreements and all documents, exhibits, amendments and supplements appertaining thereto, and Holdings has complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations thereunder. As of their respective dates, the Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form 20-F filed by Holdings with the US SEC does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent applicable, the statutory certification requirements of Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 have been complied with in all respects by Holdings.

(k) The Consolidated Financial Statements of Holdings (i) were prepared in accordance with the books of account and other financial records of Holdings and its consolidated Subsidiaries, (ii) present fairly the consolidated financial condition and results of operations of Holdings and its consolidated Subsidiaries as of the dates thereof or for the periods covered thereby, and (iii) have been prepared in accordance with US GAAP applied on a basis consistent with past practices and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of consolidated financial condition and results of the operations as of the dates thereof or for the periods covered thereby.

(l) The Company has duly authorized the Notes and upon issuance pursuant to this Agreement the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be (i) subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and (ii) limited by general principles of equity (whether considered in a proceeding at law or equity).

(m) The representations and warranties of Holdings and the Company in this Agreement and all written statements and certificates furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, taken as a whole do not contain or will not contain any untrue statement of a material fact, or do not or will not omit to state a material fact necessary to make the statements contained herein or therein not misleading.

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(n) The issuance of the Notes hereunder and the issuance of the Shares pursuant to the terms of the Exchange Agreement are not required to be registered under the Securities Act or the Securities Regulation Code, subject to compliance with Section 6.01 of the Note, and the issuance of the Shares pursuant to the terms of the Exchange Agreement will not violate any applicable rules or regulations of the NASDAQ.

(o) Holdings and the Company are familiar with the purposes and provisions of the Foreign Corrupt Practices Act of 1977, as amended by the Omnibus Trade and Competitiveness Act of 1988, and the rules and regulations promulgated thereunder (the “FCPA”), and will take no action and make no payment in violation of, or which is likely to cause Holdings, the Company, any Subsidiary of Holdings or the Company or the Purchaser to be in violation of, the FCPA. In connection with the performance of its obligations under this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, each of Holdings and the Company further represents and warrants, that no person employed by it or any of its Subsidiaries is an official of the government of any country, or of any agency or instrumentality thereof. Each of Holdings and the Company further covenants, represents and warrants that it has not and will not offer, promise, authorize or make, directly or indirectly, any payments, contributions or gifts to any government official, political party, any candidate for political office or any officer, director or employee of any governmental instrumentality in violation of any Applicable Law. Notwithstanding any other provision of this Agreement, Holdings and the Company expressly agree that in no event shall it request the Purchaser to take any action or provide any information which is prohibited under any United States antiboycott law or regulation or provision of the Internal Revenue Code, or which, under any such law, regulation or provision, would be reportable, and that any such apparent request will be deemed null and void. Nothing in this Agreement or in any other related document will be construed to require or to constitute an agreement by the Purchaser to take any action or provide any information which is prohibited under any United States antiboycott law or regulation or provision of the Internal Revenue Code. Neither Holdings, the Company or any Subsidiary of either nor, to the knowledge of Holdings, the Company or any Subsidiary of either, any director, officer, agent, employee or affiliate of Holdings, the Company or any Subsidiary of either (collectively the “Covered Persons”), has engaged in any conduct which could result in any such Covered Person being subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and none of Holdings, the Company or any Subsidiary of either will directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make such proceeds available to any Person for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(p) (i) All returns and reports in respect of Taxes (“Tax Returns”) required to be filed by or with respect to Holdings and the Company have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due have been timely paid and (iii) all such Tax Returns are true, correct and complete in all material respects.

4.2 Representations and Warranties of the Purchaser. As of the date hereof, the Purchaser hereby represents and warrants to Holdings and the Company as follows:

(a) The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement.

(b) The Purchaser has the full power and authority and has taken all action necessary to authorize and permit it to execute and deliver this Agreement and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, and to carry out the terms of this Agreement and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, and none of such actions will violate any provision of the Purchaser’s Organizational Documents or any Applicable Law, or result in the breach of, or constitute a default (or event which, with notice or lapse of time or both, would constitute a default) under, any agreement, instrument or understanding to which the Purchaser is a

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party or by which it is bound. This Agreement has been, and upon its execution and delivery the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, shall be duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by Holdings and the Company) this Agreement and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, shall constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor’s rights generally and (ii) general principles of equity.

(c) The Purchaser has or will have at the closing sufficient funds to consummate the transactions contemplated in this Agreement.

(d) The Purchaser understands that the offering and sale of the Notes and the issuance of Shares pursuant to the Notes is intended to be exempt from registration under the Securities Act. The Purchaser is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act. The Purchaser is acquiring the Notes to be acquired hereunder (and will acquire the Shares pursuant to the Exchange Agreement) for its own account, for investment and not with a view to the public resale or distribution thereof, in violation of any United States or Philippine securities law.

Section 5. Agreements

5.1 Filings with the Philippine SEC.

(a) Within fifteen (15) days from the Closing Date, Holdings shall file with the Philippine SEC any and all notices, documents and papers as may be necessary to obtain (i) the confirmation from the Philippine SEC that the issuance of the Shares in exchange for the Notes in the event of an exercise of the Purchaser’s Exchange Rights is exempt from the registration requirements of the Securities Regulation Code and (ii) the unqualified approval of the Philippine SEC of the issuance of the Shares in exchange for the Notes.

(b) In the event of an exercise of the Purchaser’s Mandatory Issuance Rights on or prior to the date of any closing or subsequent closing pursuant to the Exchange Agreement, Holdings shall file a notification with the Philippine SEC of its exemption from the registration requirements under the Securities Regulation Code with respect to the issuance of the Shares issuable pursuant to the exercise of the Mandatory Issuance Rights.

5.2 Filings with the BSP.

(a) Holdings and the Company agree that, on or prior to December 31, 2005, they shall have (i) taken all action necessary to register the full amount of the Notes as a foreign currency loan with the BSP and (ii) obtained the related Notes BSRD; provided, however, that if the Purchaser delivers to Holdings an Exchange Notice prior to December 31, 2005, Holdings and the Company shall promptly take all action necessary to register the amount of Notes subject to such Exchange Notice and obtain the related Notes BSRD. Such action shall include filing of proof of receipt of the Purchase Price, documents pertaining to the use of proceeds from the Purchase Price and all other documents that may be required by the BSP to register the Notes and issue the Notes BSRD.

(b) Holdings and the Company agree that, for the benefit of the Purchaser or any transferee of the Purchaser they shall have, (i) within 5 days of any closing or subsequent closing pursuant to the Exchange Agreement, taken all action necessary to register the Shares issuable pursuant to the terms of the Exchange Agreement with the BSP and (ii) within 30 days of any closing or subsequent closing pursuant to the Exchange Agreement, obtained the related Shares BSRD, provided, however, that in the event that both (A) the Purchaser exercises an Exchange Right prior to December 31, 2005 and (B) the Philippine SEC has not approved the confirmatory ruling requested in accordance with Section 5.1(a) hereof, all actions set forth in this Section 5.2(b) shall be completed within 60 days of such closing or subsequent closing pursuant to the Exchange Agreement instead of 30 days. Such action shall include filing of the requisite Notes BSRD, if applicable, and all other documents that may be required by the BSP to register the Shares and issue the Shares BSRD.

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5.3 Payment of Documentary Stamp Taxes.

(a) The Company further agrees that it shall pay the documentary stamp taxes due upon the issuance of the Notes pursuant to this Agreement by the fifth day of the month immediately following the month on which the closing occurs.

(b) Holdings agrees that is shall pay the documentary stamp taxes due upon the issuance of the Shares issuable pursuant to the terms of the Exchange Agreement prior to the closing date of such issuance pursuant to the terms of the Exchange Agreement.

5.4 Tax Information.

For such time as any Shares or Notes are held by the Purchaser, Holdings and the Company shall promptly provide the Purchaser with such information as shall be required or reasonably requested by the Purchaser for purposes of allowing the Purchaser to prepare and file its Tax Returns.

5.5 Approval of the Company Board and the Holdings Board.

(a) The Company agrees that it shall take all action necessary to obtain the approval of the Board of Directors of the Company if the Company is required to make interest payments on the Notes in kind pursuant to the terms of the Notes, in the event the Company meets the financial criteria set forth in Section 2.01 of the Notes (the “Company Board Approval”). The Board of Directors of the Company may not obtain the Company Board Approval, however, if the Board of Directors of the Company in its good faith judgment and after receiving the written advice of independent legal counsel that obtaining such Company Board Approval would cause the Board of Directors of the Company to breach its fiduciary duties to the Company and the shareholders of the Company under Applicable Law, provided, however, that such failure to pay the interest required pursuant to the terms of the Notes shall constitute an Event of Default (as defined in the Notes) under the Notes.

(b) Holdings agrees that it shall take all action necessary to obtain the approval of the Board of Directors of Holdings to treat the Purchaser’s contribution of the Notes upon an exchange of such Notes for Shares of Holdings as additional paid-in capital of Holdings’ equity in the Company (the “Holdings Board Approval”).

Section 6. Indemnification

6.1 Indemnification by Holdings and the Company.

Holdings and the Company shall jointly and severally indemnify, defend and hold harmless the Purchaser and its shareholders, members, directors, officers, employees, Affiliates, controlling persons, agents, representatives, successors and assigns (each an “Indemnified Party”) from and after the closing, from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, reasonable and documented costs, expenses and disbursements as incurred (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable and documented legal and other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable and documented costs, expenses and disbursements as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not such Indemnified Party is a party) (the “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with any facts or circumstances that constitute (i) breach of any representation or warranty of Holdings or the Company contained herein, or in any agreement, certificate or instrument delivered pursuant hereto set forth therein and (ii) breach of any agreement or covenant of Holdings or the Company contained herein. To the extent that Holdings’ and the Company’s undertakings set forth in this Section 6.1 may be unenforceable, Holdings and the Company shall contribute the maximum amount that they are permitted to contribute under Applicable Law to the payment and satisfaction of all Losses incurred by the Indemnified Parties (including any Schedule or Exhibit attached hereto), (provided that Holdings or the Company, as the case may be, is given written notice of such Loss).

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6.2 Indemnification Procedures; Third Party Claims.

An Indemnified Party shall give Holdings or the Company, as the case may be, prompt written notice of any claim, assertion, event or proceeding concerning any liability or damage as to which it may request indemnification from Holdings or the Company hereunder; provided, however, that any failure by an Indemnified Party to notify Holdings or the Company shall not relieve Holdings or the Company from its obligations hereunder except to the extent Holdings or the Company is materially prejudiced by such failure and shall not relieve Holdings or the Company from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Section 6. If Holdings or the Company, as the case may be, so elects or is requested by an Indemnified Party, Holdings or the Company, as the case may be, will assume the defense of such action or proceeding including the employment of counsel reasonably satisfactory to such Indemnified Party and the payment of the fees and expenses of such counsel. In the event, however, such Indemnified Party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if Holdings or the Company, as the case may be, (a) fails to assume the defense of the action or proceeding in a timely manner, (b) in the reasonable judgment of the Indemnified Party, the defense is being handled in such a manner that the Indemnified Party’s reputation or future business prospects will be damaged or (c) a court of competent jurisdiction rules that Holdings or the Company, as the case may be, has failed or is failing to prosecute or defend vigorously such claim, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and Holdings or the Company, as the case may be, will pay the fees and expenses of such counsel. In any action or proceeding the defense of which Holdings or the Company assumes, the Indemnified Party will have the right to participate in such litigation and to retain its own counsel at such Indemnified Party’s own expense.

Holdings and the Company agree that, without the prior written consent of the Purchaser, it will not settle, compromise or consent to entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not the Purchaser or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding and does not include a statement as to an admission of fault, culpability or a failure to act on behalf of an Indemnified Party.

Section 7. Miscellaneous

7.1 Expenses.

Except as otherwise specified in this Agreement, all reasonable costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, accountants, and filing fees and documentary stamp and similar taxes incurred in connection with this Agreement, the Notes, the Exchange Agreement, the Subscription Agreement, the Note Assignment and the transactions contemplated hereby and thereby (the “Transaction Expenses”) shall be paid by Holdings and the Company. To the extent that the Purchaser pays any Transaction Expenses, Holdings shall, as promptly as reasonably practicable, reimburse the Purchaser for the full amount of the Transaction Expenses paid by the Purchaser.

7.2 Waivers and Amendments.

This Agreement may only be modified with the written consent of the parties hereto. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

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7.3 Notices.

Except as otherwise provided in this Agreement, all notices and other communications pursuant to this Agreement shall be in writing and shall be delivered in person, by courier or by facsimile transmission (with written confirmation of receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.3):

(a) if to Holdings or the Company,

PSi Technologies Holdings, Inc.

Electronic Avenue

FTI Industrial Complex

Taguig City

Metro Manila 1604

Philippines

Attention: Arthur J. Young, Jr.

Fax: (632) 816-2180

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, D.C. 20036-1564

Attention: Prakash H. Mehta

Fax: (202) 887-4288

H.G. Tiu Law Offices

No. 48, SMC Court

Celery Drive, Valle Verde 5

Pasig City, Metro Manila

Philippines

Attention: Helen Go Tiu

Fax: (632) 637-6724

(b) if to the Purchaser:

Merrill Lynch Global Emerging Markets Partners, LLC

World Financial Center – North Tower

250 Vesey Street – 23rd floor

New York, New York 10080

Attention: Frank J. Marinaro

Fax: (212) 449-7902

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention: Stephen Besen

Facsimile: (212) 848-7179

7.4 Severability.

In the event that any one or more provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the

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validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

7.5 Governing Law; Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(a) Any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be heard and determined in any New York State or federal court sitting in The City of New York, County of Manhattan, and each of the parties hereto consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

(b) Subject to Applicable Law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or at equity. WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

7.6 No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

7.7 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

7.8 Assignment.

This Agreement may not be assigned by operation of law or otherwise without the express written consent of Holdings or the Company, as the case may be, or the Purchaser (which consent may be granted or withheld in the sole discretion of Holdings or the Company, as the case may be, or the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates without the consent of Holdings or the Company. The rights of any Purchaser with respect to the Notes shall be transferred to any Person who is a transferee of such Notes; provided that such transferees shall have assumed the obligations of the Purchaser hereunder in a form satisfactory to Holdings or the Company. All obligations of Holdings and the Company hereunder shall survive any such transfer.

7.9 Third Party Beneficiaries and Transfers.

Except for the provisions of Section 6 relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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7.10 Entire Agreement.

This Agreement, the Notes and the Exchange Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among Holdings, the Company and the Purchaser with respect to the subject matter hereof and thereof.

7.11 Public Announcements.

Subject to its legal obligations (including requirements of any Governmental Authorities, stock exchanges and other similar regulatory bodies and other than as may be required pursuant to the Exchange Act, the Securities Regulation Code or any other Applicable Law), no party shall make any announcement regarding the entering into of this Agreement or the closing to the financial community, governmental entities, employees, customers or the general public without the prior consent of the other party, which shall not be unreasonably withheld, and the parties shall cooperate with each other as to the timing and contents of any such announcement. Notwithstanding anything herein to the contrary, each party and its representatives may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated by this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, and, from and after the date of execution of this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, (or, if earlier, the date of public announcement of the transactions contemplated by this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, or public announcement of discussions between the parties relating to the transactions contemplated by this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable,), may disclose to any Person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure; provided, however, that each party and its representatives, shall not disclose the identities of the parties to this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, in such communications, without the prior consent of the other party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

Merrill Lynch Global Emerging Markets Partners, LLC

By:	Merrill Lynch Global Emerging Markets Partners, L.P., as its Managing Member

	By:	Merrill Lynch Global Capital, L.L.C., as its General Partner

	By:	Merrill Lynch Global Partners, Inc., as its Managing Member

By:	/s/ BRIAN A. RENAUD
Name:	Brian A. Renaud
Title:	Managing Director

PSi Technologies Holdings, Inc.

By:	/s/ ARTHUR J. YOUNG, JR.
Name:	Arthur J. Young, Jr.
Title:	Chairman of the Board and Chief Executive Officer

PSi Technologies, Inc.

By:	/s/ ARTHUR J. YOUNG, JR.
Name:	Arthur J. Young, Jr.
Title:	Chairman of the Board and Chief Executive Officer

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Exhibit A

FORM OF NOTES

A-1

Exhibit B

FORM OF EXCHANGE AGREEMENT

B-1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

THE NOTE HAS NOT BEEN REGISTERED WITH THE PHILIPPINE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE (THE “CODE”). ANY FUTURE OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.

PSI TECHNOLOGIES, INC.

USD$7,000,000 10.00% Exchangeable Senior Subordinated Note

Dated as of June 2, 2005

FOR VALUE RECEIVED, the undersigned, PSi Technologies, Inc., a corporation organized and existing under the laws of the Philippines (the “Company”), HEREBY PROMISES TO PAY MERRILL LYNCH GLOBAL EMERGING MARKETS PARTNERS, LLC or its permitted registered assigns (“MLGEMP” or as further defined herein, the “Holder”) the aggregate principal amount of USD$7,000,000 plus all accrued and unpaid interest on June 1, 2009 (the “Maturity Date”).

The Company hereby promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, payable on the dates and at the rates hereinafter set forth.

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions.

The following terms used in this Note shall have the following meanings (unless otherwise expressly provided in this Note):

“ADSs” means the American Depository Shares of Holdings, each representing one share of Common Stock.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such first Person. For the avoidance of doubt, the Company and its Affiliates shall be considered Affiliates of the Company and the Holders and their Affiliates shall not be considered Affiliates of the Company.

“Bankruptcy” means, with respect to a Person, (a) that such Person has (i) made an assignment for the benefit of creditors; (ii) filed a voluntary petition in bankruptcy; (iii) been adjudged bankrupt, or insolvent; or had entered against such Person an order of relief in any bankruptcy or insolvency proceeding; (iv) filed a petition or an answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding of such nature; or (v) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; (b) 60 days have elapsed after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed; or (c) 60 days have elapsed since the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties and such appointment has not been vacated or stayed or the appointment is not vacated within 60 days after the expiration of such stay.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or any other day that is a legal holiday under the laws of the State of New York or Taguig, Philippines or a day on which national banking associations in New York or Taguig, Philippines are authorized or required by law or other governmental action to close.

“Common Stock” means the common stock, par value PHP 1 2/3 per share, of Holdings.

“Company” has the meaning set forth in the Preamble.

“Conversion Principal Amount” shall have the meaning set forth in the Exchange Agreement.

“Default Interest” shall have the meaning set forth in Section 2.04.

“Director” means a director of the Board of Directors.

“EBITDA” means, without duplication, the consolidated Net Income of Holdings and its Subsidiaries determined in accordance with GAAP consistently applied, plus any amounts subtracted in calculating Net Income in respect of net interest expense, income taxes, depreciation and amortization, less (i) any gain plus any loss realized in connection with the sale of any assets or disposition of any securities, other than those included in cash flow from operations, (ii) any extraordinary or non-recurring gain plus any loss or (iii) any non-cash extraordinary gain, plus (iv) any non-cash extraordinary loss; provided, however, that all expenses arising directly out of the transactions contemplated by the Purchase Agreement, the Exchange Agreement and this Note, and the Subscription Agreement and Note Agreement, if applicable, and expenses arising directly out of future capital-raising transactions shall be deemed extraordinary expenses and excluded from EBITDA for purposes of this definition.

“Encumbrance” means any lien, mortgage, pledge, collateral assignment, security interest, hypothecation or other encumbrance, other than as established by, under or in connection with the terms of this Note, the Purchase Agreement or the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, or the transactions contemplated thereby.

“Exchange Agreement” means the Exchange Agreement, dated as of June 2, 2005, by and among the Company, Holdings and the Holder, as amended, restated, supplemented or otherwise modified pursuant to the terms thereof from time to time.

“Events of Default” shall have the meaning set forth in Section 4.01.

“Fiscal Quarter” means any three-month accounting period of the Company in the Fiscal Year.

“Fiscal Year” means the annual accounting period of the Company, which shall be the calendar year or such portion of a calendar year during which the Company is in existence.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

“Holder” means any Person identified as the registered holder of this Note in the Register.

“Holdings” means PSi Technologies Holdings, Inc., a corporation organized and existing under the laws of the Philippines.

“Holdings Common Stock” means the common stock of Holdings, par value PHP 1 2/3 per share.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade and non-trade payables and accrued liabilities arising in the ordinary course of business), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capitalized lease obligations of such Person, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities securing Indebtedness and all interest rate or foreign exchange hedging transactions, (g) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (h) all Indebtedness of any other Person of the type referred to in clauses (a) through (g) guaranteed by such Person or for which such Person shall otherwise (including pursuant to any keepwell, makewell or similar arrangement) become directly or indirectly liable (other than indirectly as a result of a performance guarantee not entered into with respect to Indebtedness), and (i) all third party Indebtedness of the type referred to in clauses (a) through (h) above secured by any lien or security interest on property (including accounts and contract rights) owned by the Person whose Indebtedness is being measured, even though such Person has not assumed or become liable for the payment of such third party Indebtedness, the amount of such obligation being deemed to be the lesser of the net book value of such property or the amount of the obligation so secured; provided that true sales of accounts receivable shall not constitute “Indebtedness” hereunder.

“Interest Payment Date” means each June 30 and December 31, and if such day is not a Business Day, then the next succeeding Business Day, until the Maturity Date.

“Invested Principal Amount” shall have the meaning set forth in the Exchange Agreement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock, bonds, notes, debentures or other similar instruments issued by, such Person.

“Mandatory Issuance” shall have the meaning set forth in the Exchange Agreement.

“Nasdaq” means the Nasdaq SmallCap Market.

“Net Income” means with respect to any Fiscal Year, or part thereof, the net income (or net loss) of the Company for such period as determined on a consolidated basis and in accordance with GAAP.

“Note” means this 10.00% Exchangeable Senior Subordinated Note, each other Note and each additional Note issued upon any transfer of an interest in all or any part of this Note; and “Notes” means, collectively, all of the foregoing.

“Note Assignment” shall have the meaning set forth in the Exchange Agreement.

“Officer” means an officer of the Company.

“Person” means any individual, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other unincorporated entity, association or group.

“PHP” or “Pesos” means the lawful currency of the Republic of the Philippines.

“Purchase Agreement” means the Purchase Agreement, dated as of June 2, 2005, by and between the Company, Holdings and the Holder, as amended, restated, supplemented or otherwise modified pursuant to the terms thereof from time to time.

“Redemption Date” shall have the meaning set forth in Section 2.05(a).

“Redemption Notice” shall have the meaning set forth in Section 2.05(a).

“Redemption Price” shall have the meaning set forth in Section 2.05(a).

“Register” has the meaning set forth in Section 6.03.

“Registration Rights Agreement” means the Registration Rights Agreement among Holdings, the Holder and JAFCO Investment (Asia Pacific) Ltd., dated May 29, 2001.

“Senior Credit Facility” means (a) the $10 million Revolving Facility Agreement among the Company and PSi Technologies Laguna, Inc., as Borrowers, and Raiffeisen Zentralbank Oesterreich AG (RZB-Austria), Singapore Branch, as Bank, dated September 24, 2003, including any extensions, renewals or refinancings thereof on the same terms that currently exist; (b) the LC/TR Credit Facility between the Company and KBC Bank N.V. (Manila Branch), dated October 30, 2002, including any extensions, renewals or refinancings thereof on the same terms and for the same amount that currently exist; (c) the Import LC/TR Case to Case Credit Facility between the Company and Metropolitan Bank and Trust Company, including any extensions, renewals or refinancings thereof on the same terms and for the same amount that currently exist; (d) the Import LC/TR Credit Facility between the Company and Bank of Commerce, dated April 16, 2003, including any extensions, renewals or refinancings thereof on the same terms and for the same amount that currently exist; and (e) the Short Term Advances Credit Facility between the Company and KBC Bank N.V. (Manila Branch), dated September 30, 2004, including any extensions, renewals or refinancings thereof on the same terms and for the same amount that currently exist.

“Shareholder” means a shareholder of the Company.

“Subscription Agreement” shall have the meaning set forth in the Exchange Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes of this Note, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

“Transfer” means (a) as a noun, the transfer of ownership by sale, exchange, assignment, gift, donation, grant or other conveyance of any kind, whether voluntary or involuntary, including Transfers by operation of law or legal process (and hereby expressly including, with respect to a Holder, assignee or other Person, any voluntary or involuntary appointment of a receiver, trustee, liquidator, custodian or other similar official for such Holder or all or any part of such Holder, assignee or other Person or all or any part of the property of such Holder, assignee or other Person under any Bankruptcy, reorganization or insolvency law) and (b) as a verb, the act of making any voluntary or involuntary Transfer.

SECTION 1.02. Other Definitional Provisions.

(a) All terms in this Note shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) As used in this Note and in any certificate or other documents made or delivered pursuant hereto or thereto, accounting terms not defined in this Note or in any such certificate or other document, and accounting terms partly defined in this Note or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Note or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Note or in any such certificate or other document shall control.

(c) The words “hereof,” “herein,” “hereunder,” and words of similar import when used in this Note shall refer to this Note as a whole and not to any particular provision of this Note; Section references contained in this Note are references to Sections in this Note unless otherwise specified; and the term “including” shall mean “including without limitation.”

(d) The definitions contained in this Note are applicable to the singular as well as the plural forms of such terms.

(e) Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Whenever used herein, “or” shall include both the conjunctive and disjunctive, “any” shall mean “one or more.”

(f) Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

ARTICLE II

TERMS OF PAYMENT

SECTION 2.01. Interest Payment. The Company shall pay interest on the unpaid principal amount of this Note at a rate per annum equal to 10.00%, payable semi-annually in arrears on each Interest Payment Date; provided, however, that, if (a) upon any Interest Payment Date the Company is prohibited from paying cash interest due to restrictions in its Senior Credit Facility, (b) the Holdings’ EBITDA for the two consecutive Fiscal Quarters ending immediately prior to any Interest Payment Date is less than USD$1,000,000, or (c) the Company does not pay all or a portion of the interest due on the Note on an Interest Payment Date in 2005, then the Company may, by notice to the Holder, elect to pay all or any portion of such interest by adding it to the principal amount of this Note, whereupon such amount shall bear interest at the rate aforesaid and shall no longer be considered to be interest due under this Section 2.01. Upon the receipt by the Holder of a notice of such election by the Company, the Holder shall record the amount, the date such amount is added to the principal amount of this Note and the aggregate principal amount of this Note in accordance with its usual practice and, prior to any transfer of this Note, such information shall be endorsed on the grid attached hereto, which is a part of this Note.

SECTION 2.02. No Prepayment. The Company shall not be permitted to prepay this Note in whole or in part.

SECTION 2.03. Payments and Computations. The Company shall make each payment hereunder not later than 1:00 p.m. (New York City time) on the day when due in U.S. dollars to the Holder at the account or accounts referred to on Schedule I attached hereto in same day funds. All computations of interest shall be made on the basis of a year of 360 days comprised of two 180-day halves; provided, however, that in the case of the first interest payment under this Note, interest shall be computed on the basis of the actual number of days elapsed from the date of the initial funding under this Note to such first Interest Payment Date. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall not in such case be included in the computation of payment of interest.

SECTION 2.04. Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Company shall pay interest on (i) the unpaid principal amount of this Note owing to the Holder, payable in arrears on the dates referred to in Section 2.01 above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such principal amount pursuant to Section 2.01 above and (ii) to the fullest extent permitted by law, the amount of any interest payable under this Note that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid pursuant to Section 2.01 above (“Default Interest”).

SECTION 2.05. Redemption. (a) In the event that, at any time after June 1, 2008, for a 30-consecutive trading day period the ADSs trading on the Nasdaq, or any other trading facility on which the ADSs are listed, (i) shall have traded at an average closing price of at least $2.00 per ADS and (ii) the daily average trading volume of the ADSs shall have been equal to at least 33.33% of the number of shares of Common Stock issuable pursuant to the Exchange Agreement, the Company may at its option send written notice (the “Redemption Notice”) to the Holders indicating that the Company desires to redeem all but not less than all of the outstanding Notes, specifying the date of such redemption, which shall be not earlier than 30 days after the date of the Redemption Notice (the “Redemption Date”), the redemption price, which shall be equal to the aggregate principal amount outstanding on the Note plus all accrued and unpaid interest thereon (the “Redemption Price”), and the fulfillment of clauses (i) and (ii) above.

(b) Prior to the Redemption Date, the Holders may exchange or assign any or all of the Notes held by such Holders pursuant to the terms of the Exchange Agreement. All Notes that have not been exchanged or assigned and are outstanding as of the Redemption Date shall be redeemed by the Company on the Redemption Date, subject to the terms and conditions herein.

(c) From and after the Redemption Date, interest on the Notes so redeemed shall cease to accrue, such Notes shall no longer be deemed to be outstanding, and all rights of the Holders thereof as holders of the Company with respect to Notes so redeemed (except the right to receive from the Company the Redemption Price, upon surrender at the Company’s principal office (or other place within the United States of America or the Philippines identified in the applicable notice for surrender of Notes) of such Notes) shall cease (including any right to receive interest otherwise payable on any record date that would have occurred thereafter); provided, however, that to the extent the Company defaults in the payment in full for any Notes, including unpaid interest in respect thereof accrued to the date of redemption, such Notes shall remain outstanding and all rights of the holders thereof as holders of the Company with respect to such Notes shall continue until the Company has made such payment in full for such Notes.

(d) In the event of a redemption by the Company, MLGEMP shall have one additional demand registration right pursuant to the Registration Rights Agreement, on the same terms and conditions set forth in the Registration Rights Agreement, solely for the shares of Common Stock held by MLGEMP or its Affiliates issuable pursuant to the terms of the Exchange Agreement. MLGEMP may require that such registration be filed as a “shelf” registration statement pursuant to Rule 415 of the Securities Act of 1933, as amended.

(e) Notwithstanding the foregoing, in the event of a Mandatory Issuance pursuant to the terms of the Exchange Agreement, simultaneously with the consummation of such Mandatory Issuance, the Company shall redeem from the Holder for a cash payment (including any accrued and unpaid interest (other than accrued and unpaid interest added to the Invested Principal Amount pursuant to Section 2.01 hereof) relating to such redeemed Notes) a portion of the Conversion Principal Amount of the Notes specified in the notice to the Company relating to such Mandatory Issuance equal to the purchase price of the shares of Common Stock being issued in the Mandatory Issuance. Such cash payment shall be paid to the Holder at the closing of such Mandatory Issuance.

SECTION 2.06. Taxes. (a) All payments (including additions to principal under Section 2.01) by the Company to or for the account of the Holder hereunder shall be made free and clear of and without deduction for present or future Taxes (other than Taxes imposed on overall net income of the Holder by the jurisdiction of its organization). If the Company is required under applicable law to deduct any such Taxes, the amount payable by the Company shall be increased so that, after the Company has made all required deductions (including deductions applicable to additional amounts payable under this Section 2.06), the Holder receives an amount equal to the amount it would have received had no such deductions been made. The Company shall furnish to the Holder within 30 days after payment of such Taxes an original or certified copy of a receipt evidencing payment thereof (or other evidence of payment reasonably satisfactory to the Holder).

(b) In addition, the Company shall pay any present or future documentary stamp, transfer or similar Taxes that arise from any payment made hereunder or from the execution, delivery or registration of, performance under or otherwise with respect to, this Note.

(c) The Company shall indemnify the Holder for the full amount of Taxes covered by subsections (a) and (b), and for the full amount of Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.06, imposed on or paid by the Holder, and any liability (including penalties, additions to Tax, interest and expenses) arising therefrom or with respect thereto. Amounts payable by the Company under this subsection (c) shall be paid within 30 days after the date on which the Holder makes written demand therefor.

(d) For the purpose of filing a tax treaty relief application, if available, with the Philippine Bureau of Internal Revenue, the Company may request a Holder to provide proof of residence and other documents necessary for and relevant to such a filing. The Company shall provide such request, at least six months prior to the date of any payment to which treaty relief will be sought, to the Holder at the time of such request. A Holder in receipt of such a request shall take commercially reasonable efforts to comply with such a request (it being agreed and understood that any delay in the provision of a proof of residence due to a lengthy review of the request for such proof by any taxing authority shall in no event result in the actions of Holder being unreasonable).

ARTICLE III

COVENANTS, REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Reports.

(a) Periodic and Other Reports. The Company shall cause to be delivered to the Holder, so long as it directly or indirectly holds any interest in the Notes, financial statements, reports and notices referred to below. The financial statements listed in clause (i) below shall be prepared, in each case on a consolidated basis in accordance with GAAP, and such other reports as any Holder, so long as it directly or indirectly holds any interest in the Notes, may reasonably request from time to time.

(i) As soon as practicable following the end of each Fiscal Year (and in any event not later than 181 days after the end of such Fiscal Year, or such earlier date as may be required by law), an audited balance sheet of Holdings as of the end of such Fiscal Year and the related statements of operations, Shareholders’ capital accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, and in each case, to the extent Holdings was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two immediately preceding Fiscal Years (in the case of the statements).

The statements described in clause (i) above shall be accompanied by written certification of an Officer that such statements have been prepared in accordance with GAAP.

(ii) As soon as practicable following the end of each month (and in any event not later than 30 days after the end of each month), management reports in a form agreed upon between the Holder and the Company.

(iii) A notice of the occurrence of any Event of Default, or to the extent actually known by the Company, of any event that with notice, the passage of time or both would become an Event of Default promptly, but in any event no later than two Business Days, after an Officer of the Company has actual knowledge of such occurrence, and a notice setting forth details of the actions that the Company has taken or proposes to take with respect thereto, as promptly as practicable, but in any event within ten Business Days after such Officer obtains actual knowledge of such event.

(iv) Promptly following any such request, such other information as is reasonably requested by any Holder.

(b) The Holder agrees to keep any non-public information provided to the Holder by the Company confidential and not to disclose such information unless required by law and acknowledges that the receipt of such information by the Holder may restrict the ability of the Holder to trade in securities of the Company, Holdings or their Affiliates; provided that such information may be disclosed to the Holder’s advisors, members or partners as long as they agree to keep such information confidential.

SECTION 3.02. Restricted Actions. The Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Holder:

(a) Amalgamate, merge, consolidate or enter into a business combination, including any joint venture arrangements, with another Person or acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any Person or any division thereof or any material amount of assets (other than in the ordinary course of business);

(b) Other than in the ordinary course of business and consistent with past practice, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate, other than Merrill Lynch Global Emerging Market Partners, LLC or its Affiliates, except upon fair and reasonable terms no less favorable to the Company than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor in a comparable arm’s length transaction with a Person that is not an Affiliate;

(c) Sell or otherwise dispose (including pursuant to any recapitalization or spin-off) of any Subsidiary or material assets of the Company or any of its Subsidiaries that would result in the disposition of more than 5% of the book value of the Company;

(d) Declare, set aside, make or pay any dividend or make any distribution, payable in cash, stock, property or otherwise, on or with respect to any of its capital stock; purchase, redeem, retire or otherwise acquire value for any shares of capital stock of the Company or any of its Subsidiaries; make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance or other acquisition or retirement for value, of Indebtedness of the Company that is pari passu or subordinate in right of payment to this Note; or make any Investment in any Person other than PSi Technologies Laguna, Inc. or any wholly-owned Subsidiary of the Company;

(e) Create, incur, assume or otherwise suffer to exist any Indebtedness other than (i) Indebtedness outstanding as of the date hereof and (ii) Indebtedness under the Senior Credit Facility;

(f) Create, incur, assume or suffer to exist any Encumbrance on any of its assets or properties of any character without making effective provision for this Note and all other amounts due hereunder to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Encumbrance is subordinated in right of payment to this Note, prior to) the obligation or liability secured by such Encumbrance, other than (i) Encumbrances existing on the date hereof and (ii) Encumbrances incurred in connection with the Senior Credit Facility;

(g) Cause or otherwise permit any Subsidiary of the Company, to issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of its capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its capital stock or any other ownership interest in such Subsidiary other than to the Company, PSi Technologies Laguna, Inc. or any wholly-owned Subsidiary of the Company or (ii) any assets of such Subsidiary; and

(h) Enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

ARTICLE IV

EVENTS OF DEFAULT

SECTION 4.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Company shall fail to pay any installment of principal of, or interest on, this Note when the same becomes due and payable which in the case of a failure to pay interest continues for five days; or

(b) The Company shall fail to perform or observe (i) any term, covenant or agreement contained in Section 3.02 or (ii) any other term covenant or agreement contained in this Note if such failure of clause (ii) hereof shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by any Holder;

(c) (i) The Company or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; provided, however, that all long-term non-interest bearing payables owed by the Company and its Subsidiaries to equipment suppliers shall not be deemed due pursuant to this subsection (c)(i) until the receipt by the Company or any of its Subsidiaries of a letter from an equipment supplier notifying the Company or its Subsidiary of its intention to commence legal proceedings with respect to such nonpayment of Indebtedness or payables, as applicable, except that if such nonpayment to an equipment supplier is only the result of a dispute between the Company and such equipment supplier regarding the quality of equipment for which such supplier has not received payment, such nonpayment shall not constitute a default hereunder until a court of competent jurisdiction shall have determined such payment is legally owed by the Company to such equipment supplier; provided, further that the disputed electrical bills related to the underbilling by Meralco Electric Company shall not constitute a default hereunder until a court of competent jurisdiction shall have determined such electrical bills are legally owed by the Company to Meralco Electrical Company, and either such determination is not appealable by the Company or the Company does not appeal such determination; (ii) any proceeding shall be instituted by or against the Company or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to Bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (iii) the Company or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (c); or

(d) The termination of the agreement in clause (a) of the definition of “Senior Credit Facility.”

then, and in any such event, the Holder may, by notice to the Company, declare the Notes, all interest hereon and all other amounts payable thereunder to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code and Philippine bankruptcy law, the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

ARTICLE V

SUBORDINATION

SECTION 5.01. Note Subordinate to Senior Indebtedness. The Company agrees, and each Holder, by his acceptance of this Note, also agrees, that this Note is and shall be subordinate, to the extent and in the manner hereinafter set forth, to the prior payment in full of all obligations of the Company now or hereafter existing under the Senior Credit Facility and any other Indebtedness of the Company that is permitted to be incurred pursuant to Section 3.02(e) and the terms of which expressly provide it is senior in right of payment to the Notes, whether for principal, interest (including, without limitation, interest, as provided in such Indebtedness, accruing after the filing of a petition initiating any proceeding referred to in Section 5.02, whether or not such interest accrues after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), fees, expenses or otherwise (all such obligations being the “Senior Indebtedness”).

SECTION 5.02. Events of Subordination. In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of the Company or its debts, whether voluntary or involuntary, in any Bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any federal or state Bankruptcy or similar law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise, Senior Indebtedness shall first be paid in full before the Holder shall be entitled to receive any payment of this Note, and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to this Note in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of the Company being subordinated to payment of this Note) shall be paid or delivered directly to the holders or representatives of the Senior Indebtedness for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness until the Senior Indebtedness shall have been paid in full.

SECTION 5.03. In Furtherance of Subordination.

(a) All payments or distributions upon or with respect to this Note that are received by the Holder contrary to the provisions of this Article shall be received in trust for the benefit of the holders and owners of Senior Indebtedness, shall be segregated from other funds and property held by the Holder and shall be forthwith paid over to the holders and owners of Senior Indebtedness in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness in accordance with its terms.

(b) The holders and owners of Senior Indebtedness are hereby authorized to demand specific performance of the provisions of this Article, whether or not the Company shall have complied with any of the provisions hereof applicable to it, at any time when the Holder shall have failed to comply with any of the provisions of this Article applicable to it. The Holder of this Note hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

SECTION 5.04. No Commencement of Any Proceeding. So long as payments or distributions for or on account of this Note are not permitted pursuant to Section 5.02, the Holder will not commence, or join with any creditor other than the holders and owners of Senior Indebtedness in commencing, directly or indirectly cause the Company to commence, or assist the Company in commencing, any proceeding referred to in Section 5.02.

SECTION 5.05. Rights of Subrogation. No payment or distribution to the holders and owners of Senior Indebtedness pursuant to the provisions of this Article shall entitle the Holder to exercise any right of subrogation in respect thereof until the Senior Indebtedness shall have been paid in full.

SECTION 5.06. Further Assurances. The Holder and the Company each will, at the Company’s expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any holder or owner of Senior Indebtedness may request, in order to protect any right or interest granted or purported to be granted hereby or to enable any holder or owner of Senior Indebtedness to exercise and enforce its rights and remedies hereunder.

SECTION 5.07. Agreements in Respect of Subordinated Debt. No amendment, waiver or other modification of this Note, and no agreement supplemental to this Note, may adversely affect the rights or interests of any holder or owner of Senior Indebtedness hereunder.

SECTION 5.08. Agreement by the Company. The Company agrees that it will not make any payment of this Note, or take any other action, in contravention of the provisions of this Article.

SECTION 5.09. Obligations Hereunder Not Affected. All rights and interests of the holders and owners of Senior Indebtedness hereunder, and all agreements and obligations of the Holder of this Note and the Company under this Article, shall remain in full force and effect irrespective of:

(i) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Indebtedness, or any other amendment or waiver of or any consent to any departure from any Senior Indebtedness, including, without limitation, any increase in the Company’s obligations resulting from the extension of additional credit to the Company or any of its subsidiaries or otherwise;

(ii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Indebtedness;

(iii) any manner of application of collateral, or proceeds thereof, to all or any of the Senior Indebtedness, or any manner of sale or other disposition of any collateral for all or any of the Senior Indebtedness or any other assets of the Company or any of its subsidiaries;

(iv) any change, restructuring or termination of the corporate structure or existence of the Company or any of its subsidiaries; or

(v) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a subordinated creditor.

The provisions of this Article V shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder or owner of Senior Indebtedness upon the Bankruptcy, insolvency or reorganization of the Company or otherwise, all as though such payment had not been made.

SECTION 5.10. Waiver. The Holder of this Note and the Company each hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Indebtedness and this Article and any requirement that any holder or owner of Senior Indebtedness protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Company or any other person or entity or any collateral.

SECTION 5.11. No Waiver; Remedies. No failure on the part of any holder or owner of Senior Indebtedness to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 5.12. Continuing Agreement. The provisions of this Article V constitute a continuing agreement and shall (i) remain in full force and effect until the payment in full of all Senior Indebtedness, (ii) be binding upon the Holder of this Note, the Company and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the holders and owners of Senior Indebtedness and their respective successors, transferees and assigns.

ARTICLE VI

TRANSFER OF NOTE

SECTION 6.01. Restrictions. The Holder acknowledges and agrees that (a) it shall not Transfer this Note in violation of either of the Securities Act of 1933 of the United States, as amended, or the Securities Regulation Code of the Philippines and (b) during the term of this Note, there shall not be more than an aggregate of 19 Holders of Notes at any one time. Any attempted Transfer in violation of the preceding sentence shall be deemed void ab initio and of no force or effect whatsoever, and the Company will not record any such Transfer on its books or treat any purported transferee as the owner of this Note for any purpose. Except as specifically set forth in this Section 6.01, the Holder shall not be restricted from any Transfer of the Note.

SECTION 6.02. Legend.

(a) Each certificate or instrument evidencing this Note and the Holdings Common Stock issuable pursuant to the terms of the Exchange Agreement shall be stamped or otherwise imprinted with legends in substantially the following forms:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

“THE NOTE HAS NOT BEEN REGISTERED WITH THE PHILIPPINE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE (THE “CODE”). ANY FUTURE OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.”

(b) In addition, each certificate or instrument evidencing this Note and the Holdings Common Stock issuable pursuant to the terms of the Exchange Agreement shall be stamped or otherwise imprinted with any additional legends as may be required by the Company, as applicable to the holder of such certificate or instrument.

SECTION 6.03. Registration of Notes. The Company shall keep at its principal executive office a register (the “Register”) for the registration and registration of transfers of Notes. The name and address of each Holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in the Register. Prior to due presentation for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Company shall not be affected by any notice to the contrary.

SECTION 6.04. New Notes. (i) Upon surrender of any Note for registration of Transfer, exchange or assignment (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or such Holder’s attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense, subject to Section 6.04(ii) hereof, one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such Holder may request. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.

(ii) All stamp taxes due as a result of the issuance of new Notes shall be paid by the Company by the fifth day of the month immediately following the month during which the new Notes are issued; provided, however, that if any new Notes are issued because of a transfer of a Note or a portion of a Note by a Holder, the stamp taxes due as a result of such issuance shall be payable by such transferring Holder by the fifth day of the month immediately following the month during which such new Notes are issued.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Notices.

(a) All notices, requests, claims, demands and other communications under or in connection with this Note shall be given to or made upon: (i) the Holder, at the Holder’s address set forth on Schedule I attached hereto and (ii) the Company at the following addresses (or in any case to such other address as the addressee may from time to time designate in writing to the sender):

PSi Technologies, Inc.

Electronics Avenue

FTI Complex, Taguig

Metro Manila

Philippines

Attention: Arthur J. Young, Jr.

Facsimile: (632) 816-2180

with copies to:

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, D.C. 20036-1564

Attention: Prakash H. Mehta

Facsimile: (202) 887-4288

and

H.G. Tiu Law Offices

No. 48, SMC Court

Celery Drive, Valle Verde 5

Pasig City, Metro Manila

Philippines 1600

Attention: Helen Go Tiu

Facsimile: (632) 637-6724

(b) All notices, requests, claims, demands and other communications under or in connection with this Note shall be in writing and shall be deemed effectively given: (i) upon personal delivery or delivery by courier to the party to be notified, and (ii) one Business Day after receipt of confirmation if such notice is sent by facsimile.

SECTION 7.02. Headings and Sections. The descriptive headings in this Note are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Note or any provision of this Note. Unless the context requires otherwise, all references in this Note to Sections, Articles, Exhibits or Schedules shall be deemed to mean and refer to Sections, Articles, Exhibits or Schedules of or to this Note.

SECTION 7.03. Amendments. This Note may not be amended, supplemented, modified or restated nor may any provision herein be waived without the express unanimous written consent of the Holders of a majority of the principal amount of the Notes outstanding at such time, voting together as a single class; provided, however, that no amendment, supplement or modification can be made to the amount, term, interest rate or other economic term of the Notes without the written consent of each Holder affected thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Note. The failure of any Holder to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Note are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 7.04. Binding Effect. Except as otherwise provided in this Note, every covenant, term and provision of this Note shall be binding upon the Company and shall inure to the benefit of the Holder and its distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns and designees.

SECTION 7.05. Remedies. The Holder shall be entitled to enforce its rights under this Note specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Note and to exercise all other rights existing in its favor. The Company agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Note and that the Holder may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce or prevent any violations of the provisions of this Note. If any time period for giving notice or taking action under this Note expires on a day that is not a Business Day, the time period shall be extended automatically to the immediately succeeding Business Day.

SECTION 7.06. Waiver of Jury Trial. THE COMPANY AND, BY ACCEPTING THE BENEFITS OF THIS NOTE, THE HOLDER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF UNDER OR, IN CONNECTION WITH THIS NOTE.

SECTION 7.07. Interpretation. The Holder and the Company have participated jointly in the negotiation and drafting of this Note. In the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the Holder and the Company, and no presumption or burden of proof shall arise favoring or disfavoring the Holder or the Company by virtue of the authorship of any of the provisions of this Note.

SECTION 7.08. Governing Law; Consent to Jurisdiction. This Note will be governed by, and construed in accordance with, the laws of the State of New York. In any action or proceeding arising out of, related to, or in connection with this Note, the Company consents to be subject to the jurisdiction and venue of (a) the Supreme Court of the State of New York in and for the County of New York, and (b) the United States District Court for the Southern District of New York. The Company consents to the service of process in any action commenced hereunder by any method or service acceptable under federal law or the laws of the State of New York.

SECTION 7.09. Additional Documents and Acts. The Company agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Note and the transactions contemplated hereby.

SECTION 7.10. No Third Party Beneficiaries. This Note shall inure solely to the benefit of the Holder and its successors, assigns and designees, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, interest, claim or benefit, of any nature whatsoever, under or on account of this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be executed by its officers or other representatives thereunto duly authorized, as of the date first above written.

PSI TECHNOLOGIES, INC.

By:	/s/ ARTHUR J. YOUNG, JR.
Name:	Arthur J. Young, Jr.
Title:	Chairman & CEO

Amount Added to Principal Amount of Note Under Section 2.01	Date Added to Principal Amount of Note	Aggregate Principal Amount of Note

SCHEDULE I

HOLDERS

ADMINISTRATIVE DETAILS

Merrill Lynch Global Emerging Markets Partners, LLC World Financial Center, North Tower 250 Vesey Street New York, NY 10080 Attention: Frank J. Marinaro Facsimile: (212) 449-7902	Bank: Merrill Lynch CMA Account No.: 896-07677 ABA No.: 043000261 Contact: Marco Urli

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention: Stephen Besen

Facsimile: (212) 848-7179

S-1

EXECUTION COPY

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of June 2, 2005, is among PSi Technologies Holdings, Inc., a corporation organized and existing under the laws of the Philippines (“Holdings”), PSi Technologies, Inc., a corporation organized and existing under the laws of the Philippines and the principal operating subsidiary of Holdings (the “Company”), and Merrill Lynch Global Emerging Markets Partners, LLC (“Purchaser”).

WHEREAS, any benefit to the Company is deemed a benefit to Holdings, and in consideration for the Invested Principal Amount (as defined below) paid to the Company, Purchaser received 10.00% Exchangeable Senior Subordinated Notes Due 2009 of the Company (the “Notes”), pursuant to the Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), among Holdings, the Company and Purchaser; and

WHEREAS, the parties have agreed that the Notes owned by Purchaser are to be exchangeable into Common Stock (as defined below) at any time and from time to time.

NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, it is agreed by the parties as follows:

1. Definitions

(a) Unless otherwise defined herein, the terms below shall have the following meanings (such meanings being equally applicable to singular and plural forms of the terms defined):

“ADSs” means the American Depositary Shares of Holdings, each ADS representing one share of Common Stock.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Aggregate Converted Principal” means, at a specified date, the sum of all the Conversion Principal Amounts in respect of which Holdings issued shares of Common Stock to Purchaser from the date hereof to such specified date.

“Board” means the board of directors of Holdings.

“BSP” means the Bangko Sentral ng Pilipinas or the central monetary authority of the Philippines or any Governmental Authority of the Philippines that assumes the functions thereof.

“BSRD” means the Bangko Sentral Registration Document issued by the BSP, which allows the holder to source foreign exchange from the Philippine banking system.

“Business Day” means any day other than a Saturday, Sunday or any other day that is a legal holiday under the laws of the State of New York or Taguig, Philippines or a day on which national banking associations in New York or Taguig, Philippines are authorized or required by law or other governmental action to close.

“Common Stock” means the common stock, par value PHP 1 2/3 per share of Holdings.

“Controls” means (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by

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contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conversion Principal Amount” means, at a specified date, (a) an amount set forth in an Exchange Notice that represents the portion of the Current Invested Principal Amount of the Notes that Purchaser is requesting to be converted into Common Stock pursuant to such Exchange Notice or (b) an amount set forth in a Mandatory Issuance Notice that represents the portion of the Current Invested Principal Amount of the Notes that the Purchaser is requesting to be used to calculate the number of shares of Common Stock to be issued in the Mandatory Issuance relating to such Mandatory Issuance Notice.

“Current Invested Principal Amount” means, at a specified date, an amount equal to the Invested Principal Amount less the Aggregate Converted Principal, in each case, from the date hereof to such specified date.

“Current Market Price” means in respect of any share of Common Stock on any date herein specified the average of the daily market prices of the Common Stock or ADSs for five consecutive trading days commencing ten trading days before the public announcement of any sale or other issuance of Common Stock or Common Stock Equivalents. The daily market price for each such trading day shall be the last reported sale price on such day on the Nasdaq SmallCap Market (the “Nasdaq”) or, if the Common Stock or ADSs are not so listed or admitted, the last reported sale price on such day on the Nasdaq or any other trading facility on which such Common Stock or ADSs are then listed; provided, however, that if no sale takes place on such day on any such exchange, market or trading facility, the average of the last reported closing bid and ask prices on such day as officially quoted on such exchange, market or trading facility shall be the daily market price for such trading day. If the Common Stock or ADSs are not listed on Nasdaq or any other trading facility at the time of such calculation, the “Current Market Price” of one share of Common Stock shall be determined by the Board in good faith.

“EBITDA” shall mean, without duplication, the consolidated net income of Holdings and its subsidiaries determined in accordance with generally accepted accounting principles in the United States consistently applied, plus any amounts subtracted in calculating Net Income in respect of net interest expense, income taxes, depreciation and amortization, less (i) any gain plus any loss realized in connection with the sale of any assets or disposition of any securities, other than those included in cash flow from operations, (ii) any extraordinary or non-recurring gain plus any loss or (iii) any non-cash extraordinary gain, plus (iv) any non-cash extraordinary loss; provided, however, that all expenses arising directly out of the transactions contemplated by the Purchase Agreement, this Agreement and the Notes, and the Subscription Agreement and Note Assignment, if applicable, and expenses arising directly out of future capital raising transactions shall be deemed extraordinary expenses and excluded from EBITDA for purposes of this definition.

“Encumbrance” means any lien, mortgage, pledge, collateral assignment, security interest, hypothecation or other encumbrance, other than as established by, under or in connection with, the terms of this Agreement, the Notes or the Purchase Agreement, and the Subscription Agreement and the Note Assignment, if applicable, or the transactions contemplated thereby.

“Governmental Agency” means any supranational, multinational, municipal, provincial, federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body.

“Holder” shall mean Purchaser and any transferee of Purchaser.

“Invested Principal Amount” means USD$7,000,000, plus any accreted interest added to the Invested Principal Amount pursuant to Section 2.01 of the Notes.

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“Law” means all laws, statutes and ordinances of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions, orders, judgments or decrees of courts having the effect of law in each such jurisdiction.

“Net Income” shall mean with respect to any fiscal year, or part thereof, the net income (or net loss) of Holdings for such period as determined on a consolidated basis and in accordance with generally accepted accounting principles in the United States consistently applied.

“Person” shall mean any individual, corporation, partnership, joint venture, firm, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.

“Philippine SEC” means the Securities and Exchange Commission of the Philippines.

“PHP” shall mean the lawful currency of the Republic of the Philippines.

“Regulation” means any rule or regulation of any Governmental Agency having the effect of Law or any rule or regulation of any self-regulatory organization.

(b) The following terms have the meanings set forth in the section set forth opposite such term:

“Agreement”	Preamble
“Closing”	3(e)
“Closing Date”	2(e)
“Common Stock Equivalents”	5(b)
“Company”	Preamble
“Exchange Closing”	2(e)
“Exchange Notice”	2(c)
“Exchange Right”	2(a)
“Exchange Shares”	2(i)
“Exchange Subsequent Closing”	2(e)
“Extraordinary Common Stock Event”	5(e)
“Holdings”	Preamble
“Issuance Purchase Price”	3(a)
“Mandatory Issuance”	3(a)
“Mandatory Issuance Closing”	3(e)
“Mandatory Issuance Closing Date”	3(e)
“Mandatory Issuance Notice”	3(b)
“Mandatory Issuance Rights”	3(a)
“Mandatory Issuance Shares”	3(f)(i)
“Mandatory Issuance Subsequent Closing”	3(e)
“Net Consideration Per Share”	5(c)
“Note Assignment”	3(f)(i)
“Note Exercise Price”	2(a)
“Notes”	Recitals
“Notes BSRD”	6(e)(i)
“Purchase Agreement”	Recitals
“Purchaser”	Preamble
“Redemption Payment”	3(c)
“Shares BSRD”	6(e)(ii)
“Subscription Agreement”	3(f)(i)
“Subsequent Closing”	3(e)

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2. Exchange of Notes for Common Stock

(a) Grant of Exchange Right. Subject to the terms and conditions set forth herein, Holdings hereby grants Purchaser an irrevocable right to exchange all or part of its Notes for Common Stock (an “Exchange Right”) at a price per share of Common Stock initially equal to USD$1.00 (the “Note Exercise Price”); provided, however, that:

(i) if Holdings’ EBITDA for the three-month period ending December 31, 2005 is less than USD$5.5 million, then the Note Exercise Price shall be reduced to USD$0.90; and

(ii) if Holdings’ EBITDA for the three-month period ending March 31, 2006 is less than USD$6.7 million, then the Note Exercise Price shall be reduced to (A) USD$0.80, if the Note Exercise Price was reduced pursuant to clause (i) above and, (B) USD$0.90, if the Note Exercise Price was not reduced pursuant to clause (i) above;

provided further that if Purchaser exercises an Exchange Right prior to the occurrence of either or both of clauses (i) and (ii) above, any subsequent reduction in the Note Exercise Price shall not retroactively apply to such previous exercise of Exchange Rights and Purchaser shall not be entitled to any additional shares of Common Stock or other compensation as a result of such subsequent reduction in the Note Purchase Price.

The Note Exercise Price is subject to adjustment as set forth in Section 5.

(b) Exercise Period of Exchange Right. At any time after the date hereof and from time to time, the Exchange Right may be exercised by Purchaser in its sole discretion, in whole or in part until such time as all of the Notes are exchanged for Common Stock, paid at maturity or redeemed in accordance with their terms.

(c) Exercise of Exchange Right. The Exchange Right shall be exercised by written notice from Purchaser to Holdings (an “Exchange Notice”) stating that Purchaser desires to exercise an Exchange Right and setting forth: (i) the proposed closing date, which (subject to the earlier satisfaction or waiver of the condition set forth in Section 7) shall be within three days after the date of delivery of such notice; provided, however, if Holdings has not received the Notes BSRD described in Section 6(d) by such third day after the delivery of the Exchange Notice, the Closing shall occur as soon as practicable following the receipt of such Notes BSRD by Holdings, and (ii) the amount of Notes to be exchanged expressed as a Conversion Principal Amount and such Conversion Principal Amount shall be in multiples of $25,000.

(d) Exchange of Notes. (i) The Exchange Right will be deemed to be exercised on the date of delivery of the Exchange Notice. The number of shares of Common Stock to be issued and delivered to Purchaser in connection with the delivery of the Exchange Notice shall be determined by dividing the Conversion Principal Amount as set forth in such Exchange Notice by the Note Exercise Price then in effect.

(ii) Any accrued and unpaid interest (other than accrued and unpaid interest added to the Invested Principal Amount pursuant to Section 2.01 of the Notes) in respect of any Notes to be exchanged into shares of Common Stock pursuant to an Exchange Notice shall be paid in cash by the Company at the time such Notes are exchanged.

(iii) No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon the exchange of the Note. In lieu of any fractional share of Common Stock to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Note Exercise Price multiplied by such fraction.

(e) Closing. The consummation of the exchange of Notes for Common Stock contemplated by this Agreement (the “Exchange Closing”) shall occur within 3 days after the date (a “Closing Date”) of delivery of an Exchange Notice; provided, however, if Holdings has not received the Notes BSRD described in Section 6(d) by such third day after the delivery of the Exchange Notice, the Closing shall occur as soon as practicable following the receipt of such Notes BSRD by Holdings and the Company. In the event that all of Purchaser’s Notes are not exchanged pursuant to this Agreement at the Closing, Purchaser may engage in successive closings (each, an “Exchange Subsequent Closing”) with respect to the completion of the exchange of its Notes for Common Stock.

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(f) Closing Deliveries.

(i) At the Exchange Closing or any Exchange Subsequent Closing, as the case may be, Holdings shall deliver to Purchaser (A) certificates evidencing such number of shares of Common Stock (as calculated in accordance with Section 2(d) above) (the “Exchange Shares”), pursuant to the Exchange Notice to which the Exchange Closing or such Exchange Subsequent Closing relates, in definitive form and registered in the name of Purchaser and/or such assigns permitted pursuant to the Note and in such denominations as Purchaser shall reasonably request, (B) proof of the payment prior to such Closing Date of applicable documentary stamp taxes and any other fees or costs imposed on the issuance of the Exchange Shares by any Governmental Agency having jurisdiction over such issuance, and (C) one or more of the Notes BSRDs, covering such amounts as necessary to cause the registration of the Exchange Shares with the BSP and any other document, certificate or report that may be required by the BSP in respect of such registration.

(ii) At the Exchange Closing or any Exchange Subsequent Closing, as the case may be, the Company shall deliver to Purchaser (A) an amount in cash equal to any accrued and unpaid interest (other than accrued and unpaid interest added to the Invested Principal Amount pursuant Section 2.01 of the Notes) in respect of the Notes exchanged into Common Stock pursuant to the Exchange Notice delivered to Holdings under Section 2(d) above and (B) a new Note representing the Current Invested Principal Amount, if any.

(iii) At the Exchange Closing or any Exchange Subsequent Closing, as the case may be, Purchaser shall deliver to Holdings such number of Notes owned by Purchaser with an aggregate principal amount equal to the Conversion Principal Amount as set forth in the Exchange Notice to which the Exchange Closing or such Exchange Subsequent Closing relates, together with an instrument of transfer reasonably satisfactory to Holdings duly executed by Purchaser. Upon such delivery, and subject to Section 2(d)(ii) above, Holdings shall receive the relevant Notes and all the rights pertaining to a holder thereof other than the Exchange Rights.

3. Mandatory Issuance of Common Stock

(a) Mandatory Issuance Rights. Subject to the terms and conditions set forth herein, at any time after the date hereof and from time to time, Purchaser, in its sole discretion, may elect to replace all of its Exchange Rights with the right (the “Mandatory Issuance Rights”) to (i) assign a portion or all of the Notes to Holdings; provided, however, that prior to such assignment, the Company shall redeem a portion of such Notes pursuant to Section 3(c) hereof, and (ii) subscribe for shares of Common Stock (the “Mandatory Issuance”) at a price per share equal to the then par value of one share of Common Stock (the “Issuance Purchase Price”).

(b) Exercise of Mandatory Issuance Rights. The Mandatory Issuance Right shall be exercised by written notice from Purchaser to Holdings (a “Mandatory Issuance Notice”) stating that Purchaser desires to exercise a Mandatory Issuance Right and setting forth: (i) the proposed closing date, which (subject to the earlier satisfaction or waiver of the condition set forth in Section 7) shall be within three days after the date of delivery of such notice, and (ii) the number of shares of Common Stock to be issued to Purchaser in connection with the delivery of the Mandatory Issuance Notice, which shall be determined by dividing (A) the Conversion Principal Amount specified in the Mandatory Issuance Notice by (B) the Note Exercise Price then in effect; provided,however, that if the Holder would receive any fractional share of Common Stock pursuant to this calculation, the Company shall make a cash payment to Purchaser equal to the Note Exercise Price then in effect multiplied by such fraction.

(c) Redemption of Notes. Simultaneously with the consummation of the Mandatory Issuance, the Company shall redeem from Purchaser for a cash payment (including any accrued and unpaid interest (other than accrued and unpaid interest added to the Invested Principal Amount pursuant to Section 2.01 of the Notes) relating to such redeemed Notes, the “Redemption Payment”) a portion of the Conversion Principal

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Amount of the Notes specified in the Mandatory Issuance Notice equal to the aggregate Issuance Purchase Price of the Shares being issued in the Mandatory Issuance. Such redemption shall not be taken into account in calculating the number of Mandatory Issuance Shares to be issued pursuant to Section 3(b)(ii) above.

(d) Payment of Interest. Any accrued and unpaid interest (other than accrued and unpaid interest added to the Invested Principal Amount pursuant to Section 2.01 of the Notes) on the assigned Notes shall be paid in cash by the Company at the time such Notes are assigned.

(e) Closing. The consummation of the Mandatory Issuance contemplated by this Agreement (the “Mandatory Issuance Closing”, together with the Exchange Closing, the “Closing”) shall occur within three days after the date (a “Mandatory Issuance Closing Date”) of delivery of a Mandatory Issuance Notice. In the event that all of Purchaser’s Notes are not assigned pursuant to this Agreement at the Mandatory Issuance Closing, Purchaser may engage in successive closings (each, a “Mandatory Issuance Subsequent Closing”, together with an Exchange Subsequent Closing, a “Subsequent Closing”) with respect to the completion of the Mandatory Issuance.

(f) Closing Deliveries.

(i) At the Mandatory Issuance Closing or any Mandatory Issuance Subsequent Closing, as the case may be, Holdings shall deliver to Purchaser (A) certificates evidencing such number of shares of Common Stock (as calculated in accordance with Section 3(b)(ii) above) (the “Mandatory Issuance Shares”), pursuant to the Mandatory Issuance Notice to which the Mandatory Issuance Closing or such Mandatory Issuance Subsequent Closing relates, in definitive form and registered in the name of Purchaser and/or such assigns permitted pursuant to the Note and in such denominations as Purchaser shall reasonably request, (B) proof of the payment prior to such Mandatory Issuance Closing Date of applicable documentary stamp taxes and any other fees or costs imposed on the issuance of the Mandatory Issuance Shares by any Governmental Agency having jurisdiction over such issuance, (C) an executed signature page of the Subscription Agreement, a form of which is attached hereto as Exhibit A (the “Subscription Agreement”) and (D) an executed signature page of the Note Assignment, a form of which is attached hereto as Exhibit B (the “Note Assignment”).

(ii) At the Mandatory Issuance Closing or any Mandatory Issuance Subsequent Closing, as the case may be, the Company shall deliver to Purchaser (A) an amount in cash equal to the sum of (x) any accrued and unpaid interest (other than accrued and unpaid interest added to the Invested Principal Amount pursuant Section 2.01 of the Notes) in respect of the Notes assigned pursuant to the Mandatory Issuance Notice delivered to Holdings under Section 3(b)(ii) above, (y) any cash payment in lieu of any fractional share of Common Stock pursuant to Section 3(b)(ii) above, and (z) the Redemption Payment, and (B) a new Note representing the Current Invested Principal Amount, if any.

(iii) At the Mandatory Issuance Closing or any Mandatory Issuance Subsequent Closing, as the case may be, Purchaser shall deliver to Holdings (A) an executed signature page of the Subscription Agreement, (B) an executed signature page of the Note Assignment, (C) such number of Notes owned by Purchaser with an aggregate principal amount equal to the Conversion Principal Amount as set forth in the Mandatory Issuance Notice to which the Mandatory Issuance Closing or such Mandatory Issuance Subsequent Closing relates, together with an instrument of transfer reasonably satisfactory to Holdings duly executed by Purchaser, and (D) the Issuance Purchase Price for the Mandatory Issuance Shares. Upon such delivery, and subject to Section 3(c) above, Holdings shall receive the relevant Notes and all the rights pertaining to a holder thereof other than the Exchange Rights.

4. Representations and Warranties of Holdings and Purchaser

(a) As of the date hereof and as of the date of the Closing and each Subsequent Closing, Holdings hereby represents and warrants to Purchaser as follows:

(i) Existence. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the Philippines and has full corporate power and authority to conduct its business and own and operate its properties as now conducted, owned and operated.

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(ii) Authorization and Enforceability. Holdings has the full power and authority and has taken all required corporate and other action necessary to authorize and permit Holdings to execute and deliver this Agreement and to carry out the terms hereof and to issue and deliver the Common Stock, and none of such actions will violate any provision of Holdings’ Articles of Incorporation or any applicable Law, or rule of any stock exchange where the ADSs are listed, or result in the breach of, or constitute a default (or event which, with notice or lapse of time or both, would constitute a default) under, any agreement, instrument or understanding to which Holdings is a party or by which it is bound. This Agreement constitutes a legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws of general application related to the enforcement of creditor’s rights generally and (ii) general principles of equity.

(iii) Issuance of Common Stock. The shares of Common Stock that may be issued pursuant to this Agreement have been duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued and outstanding and will be fully paid, nonassessable and registrable with the BSP.

(b) As of the date hereof and as of the date of the Closing and each Subsequent Closing, Purchaser hereby represents and warrants to Holdings and the Company as follows:

(i) Existence. Purchaser is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware.

(ii) Authorization and Enforceability. Purchaser has the full power and authority and has taken all action necessary to authorize and permit it to execute and deliver this Agreement and to carry out the terms hereof and none of such actions will violate any provision of Purchaser’s organizational documents or any applicable Law, or result in the breach of, or constitute a default (or event which, with notice or lapse of time or both, would constitute a default) under, any agreement, instrument or understanding to which Purchaser is a party or by which it is bound. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor’s rights generally and (ii) general principles of equity.

5. Anti-Dilution Adjustments

(a) If Holdings shall, while Purchaser’s Exchange Rights or Mandatory Issuance Rights under this Agreement are outstanding, issue or sell shares of Common Stock or Common Stock Equivalents (as defined below) without consideration or at a price per share or Net Consideration Per Share (as defined below) less than the Current Market Price in effect immediately prior to such issuance or sale then in such case the Note Exercise Price, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying such Note Exercise Price by the following fraction:

N0 + N1
N0 + N2

Where:

N0 = the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully diluted basis assuming the exercise or conversion of all then exercisable or convertible options, warrants, purchase rights and convertible securities).

N1 = the number of shares of Common Stock which the aggregate consideration (without giving effect to any underwriter’s discounts or commissions) if any (including the Net Consideration Per Share with respect to the issuance of Common Stock Equivalents), received or receivable by Holdings

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for the total number of such additional shares of Common Stock so issued or deemed to be issued would purchase at the Current Market Price in effect immediately prior to such issuance.

N2 = the number of such additional shares of Common Stock so issued or deemed to be issued.

(b) For purposes of this Section 5, if a part or all of the consideration received by Holdings in connection with the issuance of any securities described in this Section 5 consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board or a committee thereof. For the purposes of this Section 5, the issuance of any warrants, options or subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock, including the ADSs, and the issuance of any warrants, options or subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, “Common Stock Equivalents”) shall be deemed an issuance of Common Stock. For the avoidance of doubt, if a Common Stock Equivalent is issued or sold as part of a unit with any other security of Holdings or its Affiliates that is not independent of a Common Stock Equivalent, such other security shall not constitute a Common Stock Equivalent. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises and no additional adjustment of the Note Exercise Price shall be made upon issuance of the Common Stock pertaining thereto.

(c) For purposes of this Section 5, the “Net Consideration Per Share” which shall be receivable by Holdings for any Common Stock issued upon the exercise or conversion of any Common Stock Equivalents shall be determined as follows:

(i) The amount equal to the total amount of consideration, if any, received by Holdings for the issuance of such Common Stock Equivalents (without giving effect to any underwriting discounts or commissions), plus the minimum amount of consideration, if any, payable to Holdings upon exercise, or conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

(ii) In each instance such determination shall be made as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

(d) Section 5(a) shall not apply under any of the circumstances that would constitute an Extraordinary Common Stock Event (as described below). Further, Section 5(a) shall not apply with respect to the issuance or sale of shares of Common Stock, or the grant of options or other Common Stock Equivalents exercisable therefor, to current or former directors, officers, employees and consultants of Holdings or any subsidiary pursuant to any qualified or non-qualified stock option plan or agreement, stock purchase plan or agreement, stock restriction agreement, employee stock ownership plan, consulting agreement, or such other options, issuances, arrangements, agreements or plans intended principally as a means of providing compensation for employment or services, provided that in each such case such plan, agreement, or other arrangement or issuance is approved by the vote or consent of the Board.

(e) Upon the happening of an Extraordinary Common Stock Event (as described below), simultaneously with the happening of such Extraordinary Common Stock Event, the Note Exercise Price shall be adjusted by multiplying the Note Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Note Exercise Price.

An “Extraordinary Common Stock Event” shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

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(f) If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or consolidation or merger of Holdings with another corporation, or the sale of all or substantially all of its assets to another corporation or otherwise (other than an Extraordinary Common Stock Event), then in each such event Purchaser shall have the right thereafter to receive upon exercise hereof, in lieu of the number of shares of Common Stock which Purchaser would otherwise have been entitled to receive, the kind and amount of shares of capital stock and other securities and property which it would have received upon such reorganization, recapitalization, reclassification or consolidation or merger of Holdings with another corporation, or the sale of all or substantially all of its assets or other change had Purchaser exercised the Exchange Right or Mandatory Issuance Right immediately prior to such reorganization, recapitalization, reclassification or consolidation or merger of Holdings with another corporation, or the sale of all or substantially all of its assets or change, all subject to further adjustment as provided herein. The provision for such adjustments shall be a condition precedent to the consummation by Holdings of any such transaction.

(g) Whenever on or after the date of this Agreement the number of shares of Common Stock for which this Exchange Right or Mandatory Issuance Right is exercisable or the Note Exercise Price is adjusted, as herein provided, Holdings shall promptly give notice thereof to Purchaser, in accordance with Section 9(b), by delivering a certificate which sets forth the Note Exercise Price after such adjustment and a brief statement of the facts requiring such adjustment. Such certificate shall also set forth the kind and amount of stock or other securities or property for which this Exchange Right shall be exercisable following the occurrence of any of the events specified above. The foregoing anti-dilution adjustments shall not apply to any securities outstanding prior to the date hereof.

6. Covenants

(a) Holdings Reservation of the Common Stock. Holdings shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of issuance upon exchange of the Notes or pursuant to a Mandatory Issuance in accordance with this Agreement, such number of shares of the Common Stock as are issuable upon the exchange of all then outstanding Notes or pursuant to a Mandatory Issuance pursuant to this Agreement. For the avoidance of doubt, the number of shares of Common Stock to be reserved pursuant to the foregoing sentence shall be in addition to any Common Stock reserved pursuant to the Company’s 10.00% Exchangeable Senior Subordinated Notes due 2008. All shares of Common Stock that are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable and free from all taxes, charges and Encumbrances. Holdings shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable Law or Regulation or of any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance, which shall be immediately transmitted by Holdings upon issuance).

(b) Filings; Etc. Subject to the terms and conditions herein provided, Purchaser, Holdings and the Company shall:

(i) make any required filings, and obtain the consents, approvals, permits or authorizations, required to be made or obtained prior to the Closing or a Subsequent Closing, as the case may be, with or from any Governmental Agency;

(ii) to the extent permitted by Law and Regulation, agree not to participate in any meeting or discussion with any Governmental Agency in respect of any filings, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless they consult with the other parties in advance and, to the extent permitted by such Governmental Agency, gives the other parties the opportunity to attend and participate in such meeting or discussion;

(iii) to the extent permitted by Law and Regulation, furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their subsidiaries and their respective representatives on the one hand, and any

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Governmental Agency or members of any such agency’s staff on the other hand, with respect to this Agreement and the transactions contemplated hereby; and

(iv) furnish the other parties with such necessary information and reasonable assistance as such other parties and their Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities.

(c) Without limiting Section 6(b), Purchaser, Holdings and the Company shall:

(i) each use reasonable best efforts to avoid the entry of, or to have vacated, terminated or modified, any decree, order or judgment that would restrain, prevent or delay the consummation of the transactions contemplated by this Agreement; and

(ii) each use reasonable best efforts to take any and all steps necessary to obtain any consents and approvals or make any required filings under Section 6(b) above or eliminate any impediments to the consummation of the transactions contemplated by this Agreement.

(d) SEC Notification. In the event of a Mandatory Issuance, on or prior to the Closing Date or any Subsequent Closing Date, Holdings shall have notified the Philippine SEC of its exemption from registration requirements under the Securities Regulation Code with respect to the issuance of the Mandatory Issuance Shares by Holdings.

(e) BSP Filings. (i) Holdings and the Company agree that, on or prior to December 31, 2005 they shall have (A) taken all action necessary to register the full amount of the Notes as a foreign currency loan with the BSP and (B) obtained the related BSRD (the “Notes BSRD”); provided, however, that if Purchaser delivers to Holdings an Exchange Notice prior to December 31, 2005, Holdings and the Company shall promptly take all action necessary to register the amount of Notes subject to such Exchange Notice and obtain the related Notes BSRD. Such action shall include filing of proof of receipt of the Purchase Price, documents pertaining to the use of proceeds from the Purchase Price and all other documents that may be required by the BSP to register the Notes and issue the Notes BSRD.

(ii) Holdings and the Company agree that, for the benefit of Purchaser or any transferee of Purchaser, they shall have (A) within 5 days of the Closing or any Subsequent Closing, taken all action necessary to register the shares of Common Stock issuable upon exchange of the Notes or pursuant to Mandatory Issuance with the BSP and (B) within 30 days of the Closing or the Subsequent Closing obtained the related BSRD (the “Shares BSRD”); provided, however, that in the event that both (x) Purchaser exercises an Exchange Right prior to December 31, 2005 and (y) the Philippine SEC has not approved the confirmatory ruling, all actions set forth in this Section 7(e)(ii) shall be completed within 60 days of such Closing or Subsequent Closing instead of 30 days. Such action shall include filing of the requisite Notes BSRD, if applicable, and all other documents that may be required by the BSP to register the shares of Common Stock and issue the Shares BSRD.

7. Conditions.

The obligations of Holdings and Purchaser to complete the exchange of Notes for Common Stock upon the exercise of an Exchange Right or to consummate a Mandatory Issuance upon exercise of a Mandatory Issuance Right shall be subject to the condition that none of the parties hereto shall be subject to any Law, decree, order or injunction that prohibits the consummation of the transactions contemplated hereby issued by a court of competent jurisdiction of (i) the United States or any state or other jurisdiction in the United States or (ii) the Republic of the Philippines; provided, however, that, prior to invoking this condition, each party shall have complied with Section 6(b), and with respect to other matters not covered by Section 6(b), shall have used its reasonable best efforts to have any such decree, order or injunction lifted or vacated; and no Law or Regulation shall have been enacted by any Governmental Agency which prohibits or makes unlawful the consummation of the transactions contemplated by this Agreement.

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8. Owners of Notes Not Deemed Shareholders.

No owner of Notes shall, as such, be entitled to vote or be deemed the holder of Common Stock that may at any time be issuable upon exercise of Exchange Rights or Mandatory Issuance Rights for any purpose whatsoever, nor shall anything contained herein be construed to confer upon the owner of the Notes, as such, any of the rights of a shareholder of Holdings or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue or reclassification of stock, change of par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings until such owner shall have exercised Exchange Rights or Mandatory Issuance Rights in accordance with the provisions hereof.

9. General Provisions

(a) Survival of Representation and Warranties. The representations and warranties of Holdings and Purchaser shall survive the Closing and each Subsequent Closing until all of the Notes have been exchanged into shares of Common Stock or assigned to Holdings, as applicable, paid at maturity or are redeemed in accordance with their terms and all of the Mandatory Issuance Shares have been issued, if applicable.

(b) Notice Generally. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service or by facsimile transmission (with written confirmation of receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 9(b)):

(i) If to Purchaser, at

Merrill Lynch Global Emerging Markets Partners, LLC

World Financial Center, North Tower

250 Vesey Street

New York, NY 10080

Attention: Frank J. Marinaro

Facsimile: (212) 449-7902

and to any Holder, at the address provided by such Holder

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention: Stephen Besen

Facsimile: (212) 848-7179

(ii) If to Holdings or the Company, at

PSi Technologies, Inc.

Electronics Avenue

FTI Complex, Taguig

Metro Manila

Philippines

Attention: Arthur J. Young, Jr.

Facsimile: (632) 816-2180

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue

Washington, DC 20036-1564

Attention: Prakash H. Mehta

Facsimile: (202) 887-4288

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and to:

H.G. Tiu Law Offices

No. 48, SMC Court

Celery Drive, Valle Verde 5

Pasig City, Metro Manila

Philippines 1600

Attention: Helen Go Tiu

Facsimile: (632) 637-6724

(c) Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided. The rights of Purchaser with respect to the Notes shall be transferred to any Person who is a transferee of such Notes. All obligations of Holdings hereunder shall survive any such transfer. No person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

(d) Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(i) Any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be heard and determined in any New York State or federal court sitting in The City of New York, County of Manhattan, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

(ii) Subject to applicable law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or at equity. WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

(f) Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(g) Amendments. This Agreement may not be amended, supplemented, modified or restated nor may any provision herein be waived without the express unanimous written consent of the Holders of a majority of the principal amount of the Notes outstanding at such time, voting together as a single class; provided, however, that no amendment, supplement or modification can be made to the terms of the Exchange Right, including the Note Exercise Price, or the Mandatory Issuance Rights, without the written consent of each Holder affected thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or

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condition of this Agreement. The failure of any Holder to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(h) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

(i) Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

(j) Construction. Each party hereto acknowledges and agrees that it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereto hereby waive the benefit of any rule of Law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

(k) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

PSI TECHNOLOGIES HOLDINGS, INC.

By:	/s/ ARTHUR J. YOUNG, JR.
Name:	Arthur J. Young, Jr.
Title:	Chairman of the Board and Chief Executive Officer

PSI TECHNOLOGIES, INC.

By:	/s/ ARTHUR J. YOUNG, JR.
Name:	Arthur J. Young, Jr.
Title:	Chairman of the Board and Chief Executive Officer

MERRILL LYNCH GLOBAL EMERGING MARKETS PARTNERS, LLC

By:	Merrill Lynch Global Emerging Markets Partners, L.P. as its Managing Member

By:	Merrill Lynch Global Capital, L.L.C. as its General Partner

By:	Merrill Lynch Global Partners, Inc. as its Managing Member

By:	/s/ BRIAN A. RENAUD
Name:	Brian A. Renaud
Title:	Managing Director

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